Exhibit (a)(5)(ii)

FOR IMMEDIATE RELEASE

Contacts:

Investors

Bob Okunski

408-240-5447

Bob.Okunski@sunpower.com

Media

Sarah Spitz

832-444-7151

Sarah.Spitz@sunpower.com

SunPower Announces Final Results of Cash Tender Offer for Outstanding 0.875% Convertible Debentures due 2021

SAN JOSE, Calif., December 23, 2020 — SunPower Corporation (NASDAQ:SPWR) (the “Company” or “SunPower”) today announced the expiration and final results of its previously announced tender offer (the “Offer”) to purchase any and all of its outstanding 0.875% Convertible Senior Debentures due 2021 (CUSIP Nos. 867652 AJ8 and 867652 AH2) (the “Convertible Debentures”).

The Offer expired at 12:00 midnight, New York City time (the last minute of the day), on Tuesday, December 22, 2020. As of the expiration of the Offer, $238,949,000 aggregate principal amount of the Convertible Debentures, representing approximately 79.23% of the total Convertible Debentures outstanding, including $193,561,000 aggregate principal amount of the Convertible Debentures held by Total Solar INTL SAS, an affiliate of Total SE (“Total”), of which the Company is a majority-owned subsidiary, were validly tendered (and not validly withdrawn). The Company has accepted for purchase all Convertible Debentures that were validly tendered (and not validly withdrawn) pursuant to the Offer at the expiration of the Offer at a purchase price equal to $1,000 per $1,000 principal amount of Convertible Debentures, plus accrued and unpaid interest.

The Company expects to pay approximately $239.1 million for the purchase of the Convertible Debentures, including interest, on the settlement date of December 24, 2020. After settlement, $62,634,000 aggregate principal amount of the Convertible Debentures will remain outstanding.

The Company currently intends to repay any Convertible Debentures that remain outstanding on the maturity date of the Convertible Debentures with available cash.

BofA Securities, Inc. acted as sole dealer manager in connection with the Offer. D.F. King & Co., Inc. acted as the Information Agent for the Offer.

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any of the Company’s securities.

About SunPower

Headquartered in California’s Silicon Valley, SunPower (NASDAQ:SPWR) is a leading Distributed Generation Storage and Energy Services provider in North America. SunPower offers the only solar + storage solution designed and warranted by one company that gives customers control over electricity consumption and resiliency during power outages while providing cost savings to homeowners, businesses, governments, schools and utilities. For more information, visit www.sunpower.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding settlement of the tender offer and statements regarding repaying any Convertible Debentures that remain outstanding with available cash. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, challenges in executing transactions and managing stakeholder relationships. A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpower.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

©2020 SunPower Corporation. All rights reserved. SUNPOWER and the SUNPOWER logo are trademarks or registered trademarks of SunPower Corporation in the U.S.

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